Wiley Names Jessica Kowalski Executive Vice President and General Manager, Research

Kowalski brings rare combination of publishing depth and AI expertise to accelerate Wiley's next chapter

HOBOKEN, N.J., May 6, 2026—Wiley (NYSE: WLY), a global leader in authoritative content and research intelligence, today announced the appointment of Jessica Kowalski as Executive Vice President and General Manager, Research, effective May 11, 2026. She succeeds Jay Flynn, who shaped Wiley’s Research business during his tenure and is leaving the company. Kowalski joins Wiley from Microsoft, bringing more than two decades of experience leading knowledge, data, research publishing, and AI-enabled businesses at global scale, including senior operating roles at Amazon Web Services and RELX.

Over the past two years, Wiley has moved aggressively to execute on its ever-expanding AI and data analytics opportunity, partnering with some of the world's largest technology companies and building strategic relationships with leading AI innovators and corporate model builders to put Wiley's authoritative content at the center of responsible AI development. Kowalski's appointment advances the next phase of that strategy: translating Wiley's AI and content leadership into the products and business models that will define the future of research publishing and expand efforts to deliver content and insights to both current and new customers. The appointment follows Wiley's recent naming of Armughan Rafat as Chief AI and Data Services Officer and reflects the company's broader effort to build a leadership team equipped to lead the industry’s AI evolution.

“Jessica's career has taken her from the heart of research publishing to the leading edge of AI transformation,” said Matthew Kissner, Wiley President and CEO. “That combination is rare, and it's exactly what this pivotal moment requires. She's results-driven, forward-thinking, and leads with innovation, creativity, and a partnership mindset. Following a very thorough search, we are confident Jessica is the right leader for the exciting opportunities ahead of us. As we enter our next phase of growth — scaling AI-enabled research publishing and deepening our partnerships across the global knowledge ecosystem — Jessica's vision and operational rigor will be instrumental in accelerating Wiley’s momentum.”

At Microsoft, Kowalski held full P&L accountability for a large-scale global services business, leading a group of AI, data, and cloud transformation experts building the future for customers in financial services, software, consulting, media, and other industries. Prior to that, at Amazon Web Services, she focused on data and analytics partnerships with regulated information businesses. Her publishing roots run deep: Kowalski spent eleven years at RELX in senior positions at Elsevier and LexisNexis, where she played a central role in transforming the business from a content-centric publisher to an information analytics company. Kowalski holds a Master of Arts from Georgetown University and a Bachelor of Arts, summa cum laude, from The George Washington University.

“To me, science is the highest expression of human ingenuity, and Wiley’s work at the intersection of technology and published research is what transforms discovery into impact,” said Kowalski.“This feels like exactly where I’m meant to be. Every step in my career has led me here, and I’m honored to join the team at Wiley, who are building something that truly matters.”

Jay Flynn, who joined Wiley in 2010 and assumed leadership of the Research business in 2021, was instrumental in defining and executing the company's open access strategy. Under his leadership, Wiley also built and expanded its partnerships with scientific and scholarly societies and research institutions, grew its journal and product portfolio, and advanced its publishing technology.

About Wiley
Wiley (NYSE: WLY) is a global leader in authoritative content and research intelligence for the advancement of scientific discovery, innovation, and learning. With more than 200 years at the center of the scholarly ecosystem, Wiley combines trusted publishing heritage with AI-powered platforms to transform how knowledge is discovered, accessed, and applied. From individual researchers and students to Fortune 500 R&D teams, Wiley enables the transformation of scientific breakthroughs into real-world impact. From knowledge to impact—Wiley is redefining what's possible in science and learning. Visit us at Wiley.com and Investors.Wiley.com. Follow us on Facebook, X, LinkedIn and Instagram.

Contacts:

Andrea Sherman Media 203.536.7564 asherman@wiley.com	Brian Campbell Investor Relations 201.748.6874 brian.campbell@wiley.com